EXHIBIT 10.3

ImmuCell Corporation

Commercial Promissory Note for $600,000 between the Company and TD Bank, N.A. dated August 13, 2010.

ImmuCell Corporation

COMMERCIAL

PROMISSORY NOTE

U.S. $600,000.00	Portland, Maine
August 13, 2010

FOR VALUE RECEIVED, the undersigned, ImmuCell Corporation (the “Borrower”), having a mailing address of 56 Evergreen Drive, Portland, ME, promises to pay to the order of TD Bank, N.A. (together with its successors and assigns, the “Lender”), at its principal place of business at One Portland Square, P.O. Box 9540, Portland, Maine 04112-9540 the principal sum of Six Hundred Thousand & 00/100 Dollars ($600,000.00) or so much thereof as may be advanced in accordance with the terms hereof.

RATE OF INTEREST:

For each day all or any part of the principal amount due hereunder shall remain outstanding, interest shall accrue on the outstanding and unpaid principal amount due hereunder at the following rates per annum (each a “Rate of Interest”) and shall be computed on the basis of actual days elapsed in a 360 day year:

1.        Commencing on the date hereof and continuing until the Maturity Date and payment in full of all indebtedness evidenced hereby, this Note shall bear interest at a variable and fluctuating annual rate equal to Three and One Quarter percent (3.25%) above the One Month LIBOR (London Interbank Offered Rate); provided, however, that in all events, that the Rate of Interest shall never be less than the floor of four and a quarter percent (4.25%).

2.        The Rate of Interest shall be adjusted monthly, with each adjustment effective on the 13th day of each month (each a “Reset Date”) in accordance with changes in said One Month LIBOR and the terms hereof. Each resulting change in the Rate of Interest shall become effective, without notice to Borrower (which notice is hereby expressly waived by Borrower and all endorsers, guarantors, and sureties).

3.        “LIBOR” (London Interbank Offered Rate) means the rate of interest in U.S. Dollars (rounded upwards, at the Lender’s option, to the next 100th of one percent) equal to the British Bankers’ Association LIBOR (“BBA LIBOR”) for the equivalent interest period as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two London Banking Days prior to the Reset Date; provided however, if more than one BBA LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England. If, for any reason, such rate is not available, the term LIBOR shall mean, with respect to any interest period, the rate of interest per annum determined by Lender to be the average rate per annum at which deposits in dollars are offered for such Interest Period by major banks in London, England at approximately 11:00 A.M. (London time) two London Banking Days prior to the Reset Date.

ImmuCell Corporation

4.    DEFAULT / POST JUDGMENT INTEREST RATE. The Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate of four percent (4.0%) per annum in excess of the Rate of Interest otherwise payable as provided herein (the “Default Rate”) for any period during which the Borrower shall be in default under any material provision hereof or there shall be a default under any other document guarantying, governing or securing this Note. The Default Rate shall apply following entry of any judgment hereon notwithstanding any otherwise applicable statutory rate.

MONTHLY PAYMENTS OF PRINCIPAL AND INTEREST:

Payments of principal and interest upon this Note shall be calculated and paid as follows:

1.        Borrower shall have up to six (6) months from the date hereof to request and receive advances of the loan proceeds. Such requests shall be made by Borrower to Lender in writing.

2.        Beginning on September 13, 2010 and continuing on the 13th day of each successive month through, to and including February 13, 2011, Borrower shall make monthly payments of interest only in arrears to Lender. Each monthly payment shall be equal to the total amount of interest that accrues on the total amount of principal that has been advanced hereunder.

3.        Beginning on March 13, 2011 and continuing on the 13th day of each successive month, through, to, and including July 13, 2015, Borrower shall make monthly payments of principal and interest to Lender in amounts deemed necessary by Lender in its sole discretion to amortize the then-outstanding principal balance over the remainder of a five (5) year amortization schedule that commenced on the date hereof at the Rate of Interest then in effect.

4.        Payments shall be applied first to costs and expenses of the Lender for which Borrower is responsible under the terms of this Note or any instrument securing this Note, then to interest, and the remainder to reduction of principal.

TERM AND MATURITY:

The term of the loan evidenced hereby shall be five (5) years. Therefore, unless sooner accelerated, the Note shall mature on August 13, 2015 (the “Maturity Date”) at which time the entire principal balance of this Note (including costs and late fees), together with all interest thereon, shall be due and payable without further notice or demand.

PREPAYMENT PREMIUM:

The loan evidenced hereby may be prepaid in part or in full at any time without premium.

LATE CHARGES:

The Lender shall collect a “late charge” of six cents ($.06) for each one dollar of each payment due hereunder which is not paid within fifteen (15) days after the due date hereof. Acceptance by Lender of any late payment on one occasion shall not constitute a waiver by Lender of any defaults or of its right to insist on timely payments on any subsequent occasion.

ImmuCell Corporation

EVENTS OF DEFAULT; REMEDIES:

Each of the following shall constitute an “Event of Default” hereunder:

1.        Borrower shall fail to pay any installment of principal and/or interest hereunder when due;

2.    any default or breach of condition shall occur under other terms of this note or under the terms of any current or future guaranty, security agreements, negative pledge or mortgages governing, securing or relating to this note or any modifications, renewals, or extensions hereof, not cured within any applicable grace or cure period;

3.        there shall be any default under any other obligation or note from Borrower to Lender of any kind or nature whatsoever, whether now existing or hereafter arising, continuing after the expiration of any applicable grace or cure period;

4.    the dissolution, liquidation or cessation of business of Borrower or any guarantor that is an entity;

5.    Borrower’s or any guarantor’s failure to provide the Lender with financial information, including tax returns and financial statements, within any period required by this note or any guaranty, security agreement, loan agreement or other loan document governing, securing or relating to this note or any modifications, renewals, or extensions hereof continuing for thirty (30) days after written notice;

6.        the insolvency, business failure of or the commencement of any kind of insolvency , receivership or bankruptcy proceedings by, or if not dismissed within sixty (60) days, against Borrower or any guarantor, or the Borrower’s or any entity guarantor’s taking a company vote authorizing such a filing or the retention of counsel for said purpose;

7.        there shall occur, in the reasonable opinion of Lender, a material adverse change in the condition (financial or otherwise) of Borrower or any guarantor relative to (a) the condition of Borrower as reflected in the written financial projections delivered to Lender by Borrower prior to the date hereof, or (b) the condition of any such guarantor as reflected in any historical financial information provided by such guarantor to Lender.

ImmuCell Corporation

Upon the occurrence of any “Event of Default” as defined above, Lender shall have the right to declare the entire indebtedness evidenced hereby immediately due and payable without notice or demand and to exercise any or all other remedies available at law or equity or as set forth in any documents securing this Note; provided, however, in the case of an Event of Default described in paragraph (6) above, (i) all amounts payable by the Borrower hereunder, including, without limitation, the principal balance and all accrued interest on this Note, shall automatically become immediately due and payable, without notice, action or election by Lender, and (ii) Lender may enforce any other rights granted pursuant to this Note, any other document, or by applicable law.

Upon the occurrence of any “Event of Default” as defined above, the Lender is also hereby fully authorized without notice to reduce to possession and ownership any and all money, deposits, credits, securities, and other property or proceeds thereof, now or hereafter in the hands of the Lender on deposit or otherwise for the account of, to the credit of, or belonging to, the Borrower, any Obligor, or the Borrower and any Obligor (collectively, the “Deposits”), and to apply same to any or all of the Liabilities hereunder, or Lender may impose an administrative freeze or hold on Borrower’s accounts or Deposits.

As used herein “Liabilities” means any and all liabilities, indebtedness, and obligations of the Borrower and/or each Obligor to Lender of any nature whatsoever, now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect and whether joint, several, or joint and several; and “Obligor” shall mean and include each endorser, surety, guarantor or other party primarily or secondarily liable to the Lender hereunder other than the Borrower.

Borrower hereof agrees to pay all costs of collection, enforcement, supervision, and administration of this Note and the indebtedness evidenced hereby, including reasonable attorneys fees and costs by Lender’s attorneys, upon any actual or threatened default hereunder, whether or not suit is commenced. Borrower also agrees to pay all costs of Lender, including reasonable fees and costs of its attorneys, incurred in connection with any Bankruptcy, reorganization, insolvency, or other similar proceedings involving Borrower or any guarantor hereof.

FINANCIAL INFORMATION AND REPORTING:

As a material covenant hereof, Borrower agrees to provide Lender (i) within ninety (90) days after the close of Borrower’s fiscal year, complete audited financial statements for Borrower prepared in accordance with generally accepted accounting procedures together with any management letter that shall have been issued, and (ii) within forty five (45) days after the close of each of the first three quarters of Borrower’s fiscal year management prepared financial statements including a detailed balance sheet and profit and loss statement, and aging of accounts receivable and accounts payable; and (iii) such other documents and things evidencing Borrower’s net worth and financial condition as Lender may reasonably request from time to time.

ADDITIONAL PROVISIONS:

All parties hereto (whether maker, endorser, guarantor, or otherwise) hereby severally waive demand, presentment, notice of dishonor, protest, notice of protest and notice of acceleration; and every guarantor, accommodation maker, and endorser hereof assents to the terms of this Note and consents to any and all extensions or other indulgences, to any substitution, exchange or the release of any collateral and to the addition or release of any other party or person in any way liable hereunder, all without

ImmuCell Corporation

notice, and generally waive all suretyship rights and defenses while any sums remain outstanding hereunder.

As a material covenant hereof, Borrower shall maintain its primary deposit relationship with Lender.

The obligations of all current and future makers, guarantors, and endorsers hereof shall be both joint and several.

This Note evidences a loan for business and/or commercial purposes, and not for consumer or household purposes.

This Note is, and is intended to be, secured by, inter alia:

3.

A first priority Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement dated on or about even date herewith with respect to property located at or about 56 Evergreen Drive, Portland, Maine; and

4.

A first perfected security interest in all business assets of Borrower, including all accounts, inventory, machinery and equipment, general intangibles, fixtures, documents, deposit accounts, letter of credit rights, chattel paper, motor vehicles and all products and proceeds thereof, in accordance with a Security Agreement dated on or about even date herewith.

This Note may also be secured by other instruments executed and delivered by Borrower to Lender from time to time that either (a) specifically reference this Note, or (b) secure all obligations of Borrower to Lender. Reference is also hereby made to a Loan Agreement with respect to certain financial covenants dated on or about even date herewith. Borrower agrees with Lender that any default by Borrower under said Loan Agreement shall constitute an Event of Default under this Note.

Whenever notice, demand or a request may properly be given to Borrower hereof under this Note, the same shall always be sufficient if in writing and deposited in the United States mails, certified mail, postage prepaid, return receipt requested, addressed to Borrower either at the address given in this Note as Borrower’s address, or the business address last given at least 14 days prior to the giving of notice in question in writing to Lender hereof by Borrower for purposes of such notice, or at the time of delivery and actual receipt if given by hand delivery. Any such notice, demand or request shall be treated as having been given upon deposit in the United States mails, by certified or registered mail, postage prepaid, and return receipt requested, or upon the date of such hand delivery.

This Note is being executed and delivered in Portland, Maine and shall be governed by and construed in accordance with the laws of the State of Maine, to the maximum extent the parties may so lawfully agree. Borrower hereby submits to the jurisdiction of any state or federal court located within the State of Maine, to the jurisdiction of any state, federal or other court of the United States of America, the State of Maine, or any other state, district, commonwealth, territory, county, province, or country in which assets owned by Borrower are or may be located (including jointly with others). Notwithstanding any provision herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of said State.

ImmuCell Corporation

ALL PARTIES HERETO HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, ANY DOCUMENT SECURING THIS NOTE OR ANY OTHER LOAN DOCUMENT RELATING TO OR ARISING UNDER THIS NOTE, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY SUCH LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE SUBJECT LOAN TRANSACTION.

In the event any provision of this Note shall be determined by a court of competent jurisdiction to be invalid or unenforceable, said provision shall be deemed to be deleted and this Note modified accordingly and in such manner as to give effect to all other provisions hereof to the maximum extent possible with only the invalid or unenforceable provisions removed.

EXECUTED AS A SEALED INSTRUMENT, as of the day and year first above written.

ImmuCell Corporation
/s/ David J. Champoux	By:	/s/ Michael F. Brigham
Witness		Michael Brigham
Its duly authorized President and CEO